    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 1997
                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                        DIAGNOSTIC HEALTH SERVICES, INC.
               (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)

                DELAWARE                               22-2960048
    (STATE OR OTHER JURISDICTION OF       (I.R.S. EMPLOYER IDENTIFICATION NO.)
     INCORPORATION OR ORGANIZATION)

      2777 STEMMONS FREEWAY, SUITE
           1525DALLAS, TEXAS                             75207
    (ADDRESS OF PRINCIPAL EXECUTIVE                    (ZIP CODE)
                OFFICES)

                             1992 STOCK OPTION PLAN
                        1995 INCENTIVE STOCK OPTION PLAN
                      1995 NON-QUALIFIED STOCK OPTION PLAN
                      1997 NON-QUALIFIED STOCK OPTION PLAN
                            (FULL TITLE OF THE PLAN)

                                 MAX W. BATZER
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                        DIAGNOSTIC HEALTH SERVICES, INC.
                       2777 STEMMONS FREEWAY, SUITE 1525
                              DALLAS, TEXAS 75207
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                 (214) 634-0403
         (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                          COPIES OF COMMUNICATIONS TO:
                              SHAHE SINANIAN, ESQ.
                           GREENBERG TRAURIG HOFFMAN
                             LIPOFF ROSEN & QUENTEL
                              153 EAST 53RD STREET
                            NEW YORK, NEW YORK 10022
                              TEL: (212) 801-9200
                              FAX: (212) 223-7161

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               PROPOSED          PROPOSED
       TITLE OF               AMOUNT            MAXIMUM           MAXIMUM          AMOUNT OF
   SECURITIES TO BE            TO BE        OFFERING PRICE       AGGREGATE       REGISTRATION
      REGISTERED           REGISTERED(1)       PER SHARE      OFFERING PRICE          FEE
---------------------------------------------------------------------------------------------
Common Stock, par value       770,310
 $.001 per share             shares(2)         $1.94(3)      $1,494,401.40(4)       $452.85
---------------------------------------------------------------------------------------------
Common Stock, par value
 $.001 per share         31,424 shares(5)      $11.75(6)      $369,232.00(7)        $111.89
---------------------------------------------------------------------------------------------
Common Stock, par value       137,550
 $.001 per share             shares(8)         $7.25(3)       $997,237.50(4)        $302.19
---------------------------------------------------------------------------------------------
Common Stock, par value       360,700
 $.001 per share             shares(9)         $11.75(6)     $4,238,225.00(7)      $1,284.31
---------------------------------------------------------------------------------------------
Common Stock, par value       420,800
 $.001 per share            shares(10)         $4.42(3)      $1,859,936.00(4)       $563.62
---------------------------------------------------------------------------------------------
Common Stock, par value       50,800
 $.001 per share            shares(11)         $11.75(6)      $596,900.00(7)        $180.88
---------------------------------------------------------------------------------------------
Common Stock, par value       461,000
 $.001 per share            shares(12)         $7.68(3)      $3,540,480.00(4)      $1,072.87
---------------------------------------------------------------------------------------------
Common Stock, par value       528,800
 $.001 per share            shares(13)         $11.75(6)     $6,213,400.00(7)      $1,882.85
---------------------------------------------------------------------------------------------
Common Stock, par value       106,125
 $.001 per share            shares(14)         $11.75(6)     $1,246,968.70(15)      $377.87
---------------------------------------------------------------------------------------------
 TOTAL:                  2,867,509 shares                     $20,556,780.60       $6,229.33
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

                                               (Footnotes on the following page)

 (1) Pursuant to Rule 416(a), the number of shares of Common Stock being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with the anti-dilution provisions of the 1992 Stock Option Plan, the 1995 Incentive Stock Option Plan, the 1995 Non-Qualified Stock Option Plan and the 1997 Non-Qualified Stock Option Plan.

 (2) Represents the aggregate number of shares issuable upon exercise of currently outstanding options granted under the 1992 Stock Option Plan.

 (3) Represents the weighted average exercise price (rounded to the nearest cent) at which the shares will be issued.

 (4) Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee The aggregate offering price and amount of registration fee have been computed based on the weighted average exercise price (rounded to the nearest cent) at which the shares will be issued.

 (5) Represents the aggregate number of shares underlying options presently available for issuance under the 1992 Stock Option Plan.

 (6) Represents the average of the high and low prices of the Common Stock (rounded to the nearest cent) as reported on the Nasdaq National Market on October 30, 1997.

 (7) Computed in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. The aggregate offering price and amount of registration fee have been computed based on the average of the high and low prices of the Common Stock (rounded to the nearest cent) as reported on the Nasdaq National Market on October 30, 1997, because the exercise price at which the shares will be issued in the future is not currently determinable.

 (8) Represents the aggregate number of shares issuable upon exercise of currently outstanding options granted under the 1995 Incentive Stock Option Plan.

 (9) Represents the aggregate number of shares underlying options presently available for issuance under the 1995 Incentive Stock Option Plan.

(10) Represents the aggregate number of shares issuable upon exercise of currently outstanding options granted under the 1995 Non-Qualified Stock Option Plan.

(11) Represents the aggregate number of shares underlying options presently available for issuance under the 1995 Non-Qualified Stock Option Plan.

(12) Represents the aggregate number of shares issuable upon exercise of currently outstanding options granted under the 1997 Non-Qualified Stock Option Plan.

(13) Represents the aggregate number of shares underlying options presently available for issuance under the 1997 Non-Qualified Stock Option Plan.

(14) Represents shares heretofore issued upon exercise of options granted under the 1992 Stock Option Plan, the 1995 Incentive Stock Option Plan, the 1995 Non-Qualified Stock Option Plan and the 1997 Non-Qualified Stock Option Plan.

(15) Computed in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. The aggregate offering price and amount of registration fee have been computed based on the average of the high and low prices of the Common Stock (rounded to the nearest cent) as reported on the Nasdaq National Market on October 30, 1997.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

  The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission either as part of this Registration Statement, or as a prospectus or prospectus supplement pursuant to Rule 424. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

  The following reoffer prospectus filed as part of the Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, may be used by certain officers, directors and controlling stockholders of the Company for the resale to the public of Shares to be issued to them upon exercise of options heretofore or hereafter granted under the 1992 Stock Option Plan, the 1995 Incentive Stock Option Plan, the 1995 Non-Qualified Stock Option Plan and the 1997 Non-Qualified Stock Option Plan (collectively, the "Plans"). Such persons may be deemed to be in a control relationship with the Company within the meaning of the Securities Act and the rules and regulations of the Commission promulgated thereunder, and such Shares may be deemed to be "control securities" within the meaning of General Instruction C to Form S-8. The following reoffer prospectus may also be used for the resale to the public of certain Shares heretofore issued upon exercise of options granted under the Plans. Such Shares may be deemed to be "restricted securities" within the meaning of General Instruction C to Form S-8.

PROSPECTUS

                               1,360,060 SHARES

                       DIAGNOSTIC HEALTH SERVICES, INC.

                                 COMMON STOCK

                                ---------------

  This Prospectus relates to 1,360,060 shares of common stock, par value $.001 per share (the "Common Stock"), of Diagnostic Health Services, Inc., a Delaware corporation (the "Company"), which may be offered and sold from time to time pursuant to this Prospectus (the "Shares") by the persons named in this Prospectus as "Selling Stockholders" (the "Selling Stockholders"). The Selling Stockholders have acquired or will acquire the Shares upon exercise of options granted under the Company's 1992 Stock Option Plan, 1995 Incentive Stock Option Plan, 1995 Non-Qualified Stock Option Plan, or 1997 Non-Qualified Stock Option Plan (referred to herein, collectively, as the "Plans"). See "SELLING STOCKHOLDERS."

  The Shares may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, the Selling Stockholders may sell the Shares in one or more transactions (which may involve one or more block transactions) on the National Association of Securities Dealers, Inc. Automated Quotation System National Market ("Nasdaq"), in sales occurring in the public market off Nasdaq, in separately negotiated transactions, or in a combination of such transactions. Each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. Some or all of the Shares may be sold through brokers acting on behalf of the Selling Stockholders or to dealers for resale by such dealers, and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts or commissions from the Selling Stockholders and/or the purchasers of such Shares for whom they may act as broker or agent (which discounts or commissions are not anticipated to exceed those customary in the types of transactions involved). However, any Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. See "PLAN OF DISTRIBUTION."

  The Shares will be sold, or otherwise disposed of, for the account of the Selling Stockholders, and the Company will not be entitled to any of the proceeds from such sales or dispositions. See "USE OF PROCEEDS." All expenses incurred in connection with the registration of the Shares are being borne by the Company, but all brokerage commissions and other expenses incurred by individual Selling Stockholders will be borne by each such Selling Stockholder. See "PLAN OF DISTRIBUTION."

  The Selling Stockholders and any dealer participating in the distribution of any Shares or any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the Shares by them and any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act. See "PLAN OF DISTRIBUTION."

  The Selling Stockholders who are executive officers and directors of the Company have agreed to certain restrictions on the sale of their Shares for a period of one year following the date of this Prospectus. Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of Shares through a block trade, special offering or secondary distribution, or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (a) the name of each such Selling Stockholder and of the participating broker or dealer, (b) the number of Shares involved, (c) the price at which such Shares were sold,
(d) the commissions paid or the discounts or concessions allowed to such broker or dealer, where applicable, (e) that such broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, and (f) other facts material to the transaction. See "PLAN OF DISTRIBUTION."

  There is no assurance that any of the Selling Stockholders will sell any or all of the Shares. The Common Stock of the Company is listed on Nasdaq under the symbol "DHSM". On October 30, 1997, the closing price of the Common Stock as reported by Nasdaq was $11.50 per share. Prospective investors are urged to obtain a current price quotation.

  Prospective investors should carefully consider the factors set forth under "RISK FACTORS" beginning on page 5 of this Prospectus.

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION  NOR HAS THE
     SECURITIES  AND   EXCHANGE  COMMISSION   OR  ANY   STATE  SECURITIES
       COMMISSION  PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF  THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A  CRIMINAL
          OFFENSE.

               The date of this Prospectus is October 31, 1997.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
     AVAILABLE INFORMATION.................................................   2
     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................   3
     THE COMPANY...........................................................   4
     RISK FACTORS..........................................................   5
     USE OF PROCEEDS.......................................................   8
     SELLING STOCKHOLDERS..................................................   8
     PLAN OF DISTRIBUTION..................................................  11
     LEGAL MATTERS.........................................................  12
     EXPERTS...............................................................  12

  No person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with any offering made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to buy, nor shall there be any offer to sell, solicitation of an offer to buy or sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such an offer, solicitation or sale. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to such date.

                               ----------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed with the Commission, as well as the Registration Statement (as defined below) of which this Prospectus is a part, may be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, certain material filed by the Company can be inspected at the NASD Public Reference Room of the National Association of Securities Dealers Automated Quotation System, Inc. at 1735 K Street, N.W., Washington, D.C. 20006-1506, through which the Company's Common Stock is quoted. Also, the Company files such reports, proxy statements and other information with the Commission pursuant to the Commission's EDGAR system. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission pursuant to the EDGAR system. The address of the Commission's web site is "http://www.sec.gov".

  This Prospectus constitutes a part of a Registration Statement on Form S-8 (the "Registration Statement") filed by the Company on October 31, 1997 with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement and incorporates by reference certain additional information. Such additional information can be inspected at and obtained from the Commission in the manner set forth above. Statements contained in this Prospectus or in any document incorporated herein by reference as to the terms of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                               ----------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents heretofore filed by the Company with the Commission (File No. 0-21758) under the Exchange Act are incorporated herein by reference:

    (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996;

    (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1996, consisting of (i) the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1997 and June 30, 1997, (ii) the Company's Current Reports on Form 8-K dated April 4, 1997 and May 2, 1997, (iii) Amendment No. 1 on Form 8-K/A-1 to the Company's Current Report on Form 8-K dated April 4, 1997, and (iv) Amendment No. 1 on Form 8-K/A-1 to the Company's Current Report on Form 8-K dated May 2, 1997; and

    (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated May 11, 1993, filed under Section 12 of the Exchange Act, including any subsequent amendment or any report or other filing with the Commission updating such description.

  In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding sentence.

  Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of the Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein), as well as other documents required to be delivered to employees pursuant to Rule 428(b), will be provided without charge to each person (including any beneficial owner) to whom this Prospectus is delivered upon the written or oral request of such person. Requests should be made to:

                       Diagnostic Health Services, Inc.
                       2777 Stemmons Freeway, Suite 1525
                              Dallas, Texas 75207
                  Attention: Stockholder Relations Department
                           Telephone: (214) 634-0403

                                  THE COMPANY

  The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference. Investors should also carefully consider the information set forth under the heading "RISK FACTORS."

  The Company is a leading outsource provider of medical services to hospitals, physicians' offices and other healthcare facilities primarily in the Midwest and South Central United States. The Company provides radiology and cardiology diagnostic services and equipment, as well as departmental management services to healthcare facilities on an in-house and shared basis. The Company also provides skilled and allied healthcare personnel on a temporary basis to perform a variety of functions in hospitals, long-term care facilities, physicians' offices, clinics and home healthcare settings. The Company is committed to offering a broad range of services in a manner responsive to the healthcare industry's increased focus on cost containment without compromising the quality of patient care.

  The market for the Company's services consists of hospitals, physicians and other healthcare providers. According to the American Hospital Association there are more than 5,000 hospitals, and according to the American Medical Association there are more than 18,300 physician group practices, in the United States. In the Company's core nineteen-state Midwestern and South Central United States market, the Company estimates that there are approximately 3,100 hospitals, approximately 13% of which are currently serviced by the Company. Additional potential customers include long-term care facilities, sub-acute care facilities and the expanding managed care marketplace.

  The Company currently provides shared diagnostic services, and staffs, equips, operates and/or manages in-house radiology or cardiology departments, for approximately 1,200 customers. The Company has achieved this market presence through internal growth and strategic acquisitions. The Company's strategy is to capitalize, within its business lines, on its demonstrated ability to reduce the costs of providing radiology and cardiology services and to consolidate providers of these services. The Company intends to implement this strategy by continuing its aggressive acquisition and development program with a strong geographic focus, cross-marketing its service lines across its customer base to generate internal growth, pursuing the conversion of shared service arrangements to in-house service agreements, and offering ancillary services to complement its core radiology and cardiology services. The Company also intends to pursue acquisitions of other service providers, as this highly fragmented sector of the healthcare industry continues to consolidate.

  In addition to diagnostic services, the Company provides, on a temporary basis, allied healthcare personnel, including radiology technicians, physical and occupational therapists and home healthcare professionals in its primary market area and in Mexico City. Demand for such temporary personnel arises from hiring freezes, the need to replace vacationing or sick personnel, and other short-term needs. These services are complementary to the Company's core business and afford the Company the opportunity to expand the services provided to existing customers and to establish new client relationships.

  Since 1991, the Company has significantly expanded the breadth of its radiology and cardiology services. From 1991 to 1996, through internal growth and the acquisition of twelve local service providers, the Company's gross revenues increased from approximately $3.5 million to approximately $24.1 million, and income from operations increased from approximately $0.4 million to $3.9 million. During the same period, the Company's customer base increased from 323 to approximately 1,120. From December 31, 1996 to the date of this Prospectus, the Company consummated three additional business acquisitions.

  The Company was incorporated in Texas in 1983 and was reincorporated in Delaware in 1992. Its principal executive office is located at 2777 Stemmons Freeway, Suite 1525, Dallas, Texas 75207, and its telephone number is (214) 634-0403.

                                 RISK FACTORS

  Prospective investors should consider carefully the following factors associated with the ownership of Common Stock together with the other information contained in this Prospectus or incorporated herein by reference.

RISKS INHERENT IN GROWTH STRATEGY

  A significant component of the Company's historical growth has come through acquisitions of other healthcare service providers, and the Company intends to continue to seek acquisition opportunities in the future. This growth strategy is dependent on the continued availability of suitable acquisition candidates. As of the date of this Prospectus, although the Company has signed a letter of intent for one acquisition, the Company has no binding commitments or agreements with respect to any acquisitions, and there can be no assurance that the Company will be able to identify or come to agreement with any future acquisition candidates. The Company may also find itself in competition for acquisition candidates with competitors who have greater financial and other resources than the Company and who may be willing to pay higher prices for acquisition targets.

  In addition, even if the Company is successful in consummating future acquisitions, there can be no assurance that any such acquisitions will be beneficial to the Company. Any growth or success through acquisitions will be dependent upon a number of factors, including the Company's ability to evaluate properly the potential benefits of each prospective acquisition, the Company's ability to consummate the acquisition on terms favorable to the Company, and the Company's ability to promptly and profitably integrate the acquired operations and retain key personnel and customer relations. Acquisitions also place significant demands on the Company's financial and management resources, which can divert management's attention from other business concerns. Furthermore, the Company generally records significant amounts of goodwill in connection with acquisitions, and if the Company were to determine that the carrying value of goodwill was impaired, the Company would be required to write down such carrying value, which would result in a charge to earnings that could have a material adverse effect on the Company's financial results.

UNCERTAINTIES SURROUNDING DILUTIVE IMPACT OF AND CAPITAL REQUIREMENTS RELATING TO GROWTH STRATEGY

  In order to grow its business by means of acquisitions, the Company will require significant capital resources, both for the payment of the cost of acquiring businesses, and for the effective integration, operation and expansion of the acquired businesses. In the past, the Company has utilized its Common Stock as a means of making payment for acquired businesses. Depending on the agreed-upon value of the acquired business and the value of the Common Stock, the Company may be required to issue a large number of additional shares of Common Stock, thereby diluting existing stockholders, including investors in this offering. Alternatively, to avoid such dilution, or if the acquisition candidate is unwilling to accept Common Stock as all or part of the consideration for the transaction, the Company might be required to utilize more of its cash resources (if available), or may be required to seek additional capital. There can be no assurance that such additional capital, if and when required, will be available on terms acceptable to the Company, if at all. If the Company is unable to obtain required capital resources, its growth could be limited, and its existing operations could be impaired.

DECREASE IN POTENTIAL ACQUISITION CANDIDATES

  As the current consolidation trend in the healthcare services industry continues, the Company can expect to encounter greater difficulty in identifying suitable acquisition candidates, and in consummating acquisitions of such businesses on terms favorable to the Company. Failure to identify and consummate favorable acquisitions could have a material adverse effect on the Company's business.

REDUCED CUSTOMER BASE DUE TO INDUSTRY CONSOLIDATION

  As consolidation among healthcare providers continues, the Company's customer base may be reduced either because customers are consolidated or acquired by other entities, or because outsourcing decisions shift to individuals with whom the Company has not had a prior relationship. There can be no assurance that the

Company will be able to maintain relationships with its customers following such an acquisition or consolidation. Any significant reduction in the Company's customer base would have a material adverse effect on the Company's business.

RELIANCE ON KEY EMPLOYEES

  The Company is substantially dependent on the personal efforts and abilities of Max W. Batzer (Chairman of the Board and Chief Executive Officer) and Brad
A. Hummel (President and Chief Operating Officer). Each is a stockholder of the Company and has an employment agreement with the Company. Mr. Batzer is not required to devote his full time to the affairs of the Company, but is prohibited from engaging in any other business activities which are competitive with the business of the Company, or which materially interfere with the performance of his duties and responsibilities to the Company. The loss or unavailability of either of these officers or certain other key employees for any significant period of time could have a material adverse effect on the Company's business prospects or earning capacity. In addition to $1.0 million per individual of key man life insurance payable to the Company's commercial lender pursuant to a loan agreement, the Company maintains and is sole beneficiary of key man life insurance policies on the lives of Messrs. Batzer and Hummel in the amount of $500,000 per individual.

POTENTIAL FOR PROFESSIONAL LIABILITY CLAIMS

  The nature of the Company's business and services entails the risk of professional liability claims, which could arise, for example, out of faulty testing procedures or mishandling of test results. This concern is heightened as the Company is called upon to perform services that might be deemed to be "invasive" in nature (entering or placing objects inside a patient's body). The Company maintains professional liability insurance coverage with limits of $5.0 million per occurrence and $5.0 million in the aggregate in respect of such contingencies. However, there can be no assurance that claims will not be asserted in the future, or that any damages assessed against the Company will not exceed the limits of available insurance coverage. In addition, the potential negative publicity that could arise from a professional liability claim could have a material adverse effect on the Company, even if the Company were ultimately to prevail in the defense of the claim.

POSSIBLE SHORTAGE OF QUALIFIED PERSONNEL

  From time to time, the Company has experienced difficulties in obtaining and/or retaining qualified healthcare professionals, and shortages of such personnel may be expected from time to time in the future. The Company will be competing for qualified personnel with numerous other healthcare providers, many of whom have substantially greater financial and other resources than the Company.

COMPETITION

  Radiology and cardiology diagnostic services, as well as the provision of allied healthcare professionals, are characterized by a high degree of competition. This competition comes from a number of independent local operators specializing in one or two clinical applications, and from a few large diversified healthcare companies (primarily larger hospitals having the resources and capability to provide shared diagnostic services to other healthcare facilities) which provide these services as part of their overall business. Although the Company believes that it has a competitive advantage over most of the small operators (primarily because most of them do not provide the full range of services offered by the Company, and do not have the same volume of revenues to absorb necessary fixed overhead costs), the Company may be vulnerable to competition from the larger healthcare companies, at least one of which can be found in each of the Company's geographic markets, and all of which are substantially larger and possess greater financial resources than the Company. There can be no assurance that the Company will be able to compete successfully in its markets.

GOVERNMENT REGULATION; POTENTIAL NATIONAL HEALTHCARE REFORM

  Many aspects of the medical industry in the United States are presently subject to extensive federal and state governmental regulation, including reimbursement rates and policies imposed by Medicare and other third-party reimbursement programs (from which the Company receives a material portion of its revenues). Laws and regulations affecting the Company's business include federal and state "kickback laws," conflict of interest laws (such as the federal "Stark" legislation), and licensing requirements relating to the operation of independent physiological laboratories and the handling of nuclear materials. In addition, both the Clinton Administration and the Congress have periodically asserted a need to overhaul or reform the nation's healthcare system. Such legislative initiatives, if enacted, could impose pressures on the pricing structures applicable to the Company's services. In particular, there is a possibility that a significant portion of healthcare services will be rendered and administered through managed care systems, which could have the effect of forcing price concessions and reductions on the part of service providers such as the Company. Moreover, healthcare reform could also entail a greater analysis of each patient's need for diagnostic testing, with the aim of reducing the total volume of testing and the overall cost of medical care. Depending on the nature and extent of any new laws and/or regulations, or possible changes in the interpretation of existing laws and/or regulations, any such changes may have a material adverse effect on the Company's revenues, operating margins and profitability.

LIMITATIONS BROUGHT ON BY REIMBURSEMENT PROGRAMS

  In 1995 and 1996, the Company derived approximately 4.9% and 9.3%, respectively, of its total revenues from Medicare and Medicaid, and approximately 2.2% and 5.6%, respectively, from other third-party indemnity payors. In January 1992, the federal government implemented, through the Medicare program, a resource-based relative value scale ("RBRVS") payment methodology. Implementation of RBRVS reduced reimbursement rates for certain of the Company's diagnostic procedures. Policymakers have from time to time advocated that a RBRVS type of reimbursement system be imposed on private-sector third-party payors. Implementation of such a program would reduce reimbursements by private third-party payors, and would adversely affect the Company's operating margins to the extent that costs on these procedures could not be concomitantly reduced. There can be no assurance that some or any of these reduced operating margins could be recouped through cost reductions or otherwise.

TECHNOLOGICAL CHANGE AND OBSOLESCENCE

  Diagnostic imaging technology is constantly undergoing development and change. New technologies may be developed, or existing technologies refined, which could render the Company's existing equipment technologically or economically obsolete. Due to cost factors, competitive considerations or other constraints, there can be no assurance that the Company will be able to acquire or have access to any new or improved equipment that the Company may need in order to serve its clients and customers.

POTENTIAL VOLATILITY OF STOCK PRICE

  The market price of the Common Stock has been and may continue to be highly volatile, and could in the future be subject to wide fluctuations in response to the timing and size of acquisitions, quarter to quarter variations in operating results, changes in earnings estimates by analysts, market conditions in the industry, prospects of healthcare reform, changes in government regulation, and general economic conditions. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have been unrelated to the operating performance of particular companies. Investors in the Common Stock must be willing to bear the risk of such fluctuations in earnings and stock price.

ANTI-TAKEOVER CONSIDERATIONS

  Certain provisions of the Company's Certificate of Incorporation, By-Laws, Delaware law and certain executive employment agreements could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company, and limit the price that certain investors might be willing to pay in the future for the Company's Common Stock. These provisions include a classified board of directors and the issuance, without further stockholder approval, of preferred stock with rights and preferences which could be senior to the Common Stock. The Company is also subject to Section 203 of the Delaware General Corporation Law, which may also inhibit a change in control of the Company. In addition, the provisions of certain executive employment agreements and stock option agreements may result in economic benefits to the holders thereof upon the occurrence of a change in control.

NO ANTICIPATED DIVIDENDS

  The Company has not previously paid any dividends on its Common Stock and for the foreseeable future intends to continue its policy of retaining any earnings to finance the development and expansion of its business. In addition, the loan agreement between the Company and its commercial lender prohibits the payment of dividends.

FORWARD-LOOKING STATEMENTS

  This Prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements may be deemed to include, among other things, statements related to anticipated improvements in financial performance and management's long-term performance goals, as well as statements relating to the Company's business and growth strategies, including anticipated internal growth and plans to pursue additional acquisitions of other healthcare service providers. Actual results could differ materially from those addressed in the forward-looking statements as a result of the factors discussed in this "RISK FACTORS" section and elsewhere herein and in the documents incorporated herein by reference.

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the sale or other disposition of the Shares by the Selling Stockholders hereunder.

                             SELLING STOCKHOLDERS

  This Prospectus may be used by certain officers, directors and controlling stockholders of the Company for the resale to the public of Shares to be issued to them upon exercise of options heretofore or hereafter granted under the Plans. Such persons may be deemed to be in a control relationship with the Company within the meaning of the Securities Act and the rules and regulations of the Commission thereunder, and such Shares may be deemed to be "control securities" within the meaning of General Instruction C to Form S-8. This Prospectus may also be used for the resale to the public of certain Shares heretofore issued upon exercise of options granted under the Plans. Such Shares may be deemed to be "restricted securities" within the meaning of General Instruction C to Form S-8. The securities referred to in this paragraph may also be resold pursuant to Rule 144 under the Securities Act or in other transactions exempt from registration.

  The persons who may resell Shares pursuant to this Prospectus are referred to in this Prospectus collectively as "Selling Stockholders." The following table sets forth as to each Selling Stockholder: the name of the Selling Stockholder; the nature of any position, office or other material relationship with the Company or its affiliates within the past three (3) years; the number of shares of Common Stock of the Company and the percentage of the outstanding shares of such class owned as of October 30, 1997; the number of such shares which may be sold hereby for the account of the Selling Stockholder; and the number of such shares and percentage of the outstanding shares of such class that will be owned by the Selling Stockholder, assuming the sale of all the Shares offered hereby.

                               SHARES OF                        SHARES OF
                              COMMON STOCK                     COMMON STOCK
                             OWNED PRIOR TO                    OWNED AFTER
                              THE SALE(1)      NUMBER OF         THE SALE
                           ------------------    SHARES     ---------------------
NAME AND                                      WHICH MAY BE
POSITION/RELATIONSHIP      NUMBER  PERCENT(2) SOLD HEREBY   NUMBER     PERCENT(2)
---------------------      ------- ---------- ------------  -------    ----------
Max W. Batzer............  581,395    5.8%      420,227(3)  161,168       1.6%
 Chairman of the Board
 and Chief Executive
 Officer
Brad A. Hummel...........  288,238    2.9%      288,227(4)       11         *
 President and
 Chief Operating Officer
Thomas M. Sestak.........  313,066    3.1%      186,645     126,421       1.3%
 Director
Bo W. Lycke..............   83,000      *        82,000       1,000         *
 Director
James R. Angelica........  445,052    4.5%       38,000(5)  407,052       4.1%
 Senior Vice President
 and
 Director
Carol J. Gannon..........  215,500    2.2%       15,000     200,500       2.0%
 Senior Vice President
Christopher L. Turner....  153,000    1.5%      153,000         -0-         *
 Chief Financial Officer
Bonnie G. Lankford.......  117,911    1.2%      117,911(6)      -0-         *
 Senior Vice President
Don W. Caughron..........   36,000      *        36,000         -0-         *
 Senior Vice President
Mark J. Foley............   10,000      *        10,000         -0-         *
 Vice President-Marketing
 and Sales
Gregory P. Blome.........    3,250      *         2,750(7)      500(8)      *
 Employee
Janice E. Bowser.........      200      *           200(7)      -0-         *
 Employee
Miriam Lopez Candelario..    1,750      *           500(7)    1,250(8)      *
 Employee
Michael Cooksey..........      500      *           500(7)      -0-         *
 Employee

                              SHARES OF                         SHARES OF
                             COMMON STOCK                      COMMON STOCK
                            OWNED PRIOR TO                     OWNED AFTER
                             THE SALE(1)        NUMBER OF        THE SALE
                         --------------------    SHARES     -----------------------
NAME AND                                      WHICH MAY BE
POSITION/RELATIONSHIP     NUMBER   PERCENT(2)  SOLD HEREBY  NUMBER       PERCENT(2)
---------------------    --------- ---------- ------------- -------      ----------
Larry B. Dees...........     3,400       *        1,000 (7)   2,400 (8)       *
 Employee
Linda Drum..............       500       *          500 (7)     -0-           *
 Employee
Alan B. Jones...........     1,900       *          200 (7)   1,700 (8)       *
 Employee
James S. Krieg..........     2,500       *          300 (7)   2,200 (8)       *
 Employee
Jeffery S. Lee..........     5,500       *        1,750 (7)   3,750 (9)       *
 Employee
Jeff Manor..............     1,000       *        1,000 (7)     -0-           *
 Employee
David Mayfield..........     2,950       *        1,000 (7)   1,950 (8)       *
 Employee
Susan E. McBride........       500       *          100 (7)     400 (8)       *
 Employee
Julie McCullough........       500       *          500 (7)     -0-           *
 Employee
Tina M. Naumann.........    11,250       *          500 (7)  10,750 (10)      *
 Employee
Craig H. Sidwell........     1,500       *        1,000 (7)     500 (8)       *
 Employee
Michele R. Walton.......     3,250       *          500 (7)   2,750 (11)      *
 Employee
Andrew P. Wynne.........     3,400       *          750 (7)   2,650 (8)       *
 Employee
  Total................. 2,285,012    22.9%   1,360,060     924,952         9.3%

--------
   * Represents less than 1% of outstanding Common Stock.
 (1) Shares of Common Stock issued or issuable to the Selling Stockholders upon exercise of options granted under the Plans or other employee benefit plans of the Company or currently outstanding warrants, whether or not exercisable, are included. Those individuals named as executive officers and/or directors have agreed to certain limitations on the amount of shares under the Plans which such individuals may sell from time to time. See "Plan of Distribution."
 (2) Percentages based on 9,987,757 shares of Common Stock outstanding as of October 30, 1997.
 (3) Includes 13,582 shares of Common Stock issued to Mr. Batzer in August 1997 upon exercise of options granted under one or more of the Plans.
 (4) Includes 8,582 shares of Common Stock issued to Mr. Hummel in October 1997 upon exercise of options granted under one or more of the Plans.
 (5) Represents 38,000 shares of Common Stock issued to Mr. Angelica in September 1997 upon exercise of options granted under one or more of the Plans.

 (6) Includes 32,911 shares of Common Stock issued to Ms. Lankford in September 1997 upon exercise of options granted under one or more of the Plans.
 (7) Represents shares of Common Stock heretofore issued by the Company upon exercise of options granted under one or more of the Plans.
 (8) Represents shares of Common Stock underlying currently outstanding options heretofore granted under one or more of the Plans, which shares are being registered pursuant to the Registration Statement of which this Prospectus is a part.
 (9) Includes (a) 1,750 shares of Common Stock underlying currently outstanding options heretofore granted under one or more of the Plans, which shares are being registered pursuant to the Registration Statement of which this Prospectus is a part, and (b) 2,000 shares of Common Stock held directly by Mr. Lee.
(10) Includes (a) 1,350 shares of Common Stock underlying currently outstanding options heretofore granted under one or more of the Plans, which shares are being registered pursuant to the Registration Statement of which this Prospectus is a part, and (b) 9,400 shares of Common Stock held directly by Ms. Naumann.
(11) Includes (a) 1,750 shares of Common Stock underlying currently outstanding options heretofore granted under one or more of the Plans, which shares are being registered pursuant to the Registration Statement of which this Prospectus is a part, and (b) 1,000 shares of Common Stock held directly by Ms. Walton.

  The Company does not know whether any of the Selling Stockholders will use this Prospectus in connection with the offer or sale of any Shares, or, if this Prospectus is so used, how many Shares will be offered or sold. The information set forth in this section may be updated by the Company by use of supplements to this Prospectus issued subsequent to the date hereof.

                             PLAN OF DISTRIBUTION

  The Shares may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, the Selling Stockholders may sell the Shares in one or more transactions (which may involve one or more block transactions) on Nasdaq, in sales occurring in the public market off Nasdaq, in separately negotiated transactions, or in a combination of such transactions. Each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. Some or all of the Shares may be sold through brokers acting on behalf of the Selling Stockholders or to dealers for resale by such dealers, and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts or commissions from the Selling Stockholders and/or the purchasers of such Shares for whom they may act as broker or agent (which discounts or commissions are not anticipated to exceed those customary in the types of transactions involved). However, any Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

  The Selling Stockholders and any dealer participating in the distribution of any Shares or any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the Shares by them and any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

  Any broker or dealer participating in any distribution of Shares in connection with this offering may be deemed to be an "underwriter" within the meaning of the Securities Act, and if so deemed will be required to deliver a copy of this Prospectus, including a Prospectus Supplement, if required, to any person who purchases any of the Shares from or through such broker or dealer.

  The Company will inform the Selling Stockholders that the anti-manipulation rules under the Exchange Act may apply to sales in the market and will furnish the Selling Stockholders upon request with a copy of such rules. The Company will also inform the Selling Stockholders of the need for delivery of copies of this Prospectus.

  The Selling Stockholders who are executive officers and/or directors of the Company have agreed to restrict the sale of their Shares for a period of one year following the date of this Prospectus as follows: none of the Shares held by such individuals from time to time may be sold except within 20 business days after the Company's filing of its then-current quarterly or annual report with the Commission; and within such time periods, each such Selling Stockholder may sell up to 10% of his or her Shares following the filing of the Company's quarterly report for the third quarter of 1997, up to an additional 15% of his or her Shares following the filing of the Company's annual report for the year ending December 31, 1997, up to an additional 15% of his or her Shares following the filing of the Company's quarterly report for the first quarter of 1998, up to an additional 20% of his or her Shares following the filing of the Company's filing of its quarterly report for the second quarter of 1998, and all remaining Shares commencing one year after the date of this Prospectus.

  Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of Shares through a block trade, special offering or secondary distribution, or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (a) the name of each such Selling Stockholder and of the participating broker or dealer, (b) the number of Shares involved, (c) the price at which such Shares were sold, (d) the commissions paid or the discounts or concessions allowed to such broker or dealer, where applicable, (e) that such broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, and (f) other facts material to the transaction.

  In order to comply with the securities laws of certain states, if applicable, the Shares will be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

  There is no assurance that any of the Selling Stockholders will sell any or all of the Shares offered hereby.

  All expenses incurred in connection with the registration of the Shares are being borne by the Company, but all brokerage commissions and other expenses incurred by individual Selling Stockholders will be borne by each such Selling Stockholder.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Greenberg Traurig Hoffman Lipoff Rosen & Quentel, New York, New York ("Greenberg Traurig"). Shahe Sinanian, a shareholder of Greenberg Traurig, serves as the Secretary of the Company.

                                    EXPERTS

  The consolidated financial statements of the Company appearing in its Annual Report (Form 10-KSB) for the year ended December 31, 1996 have been audited by Simonton, Kutac & Barnidge, L.L.P., Independent Certified Public Accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in auditing and accounting. Audited consolidated financial statements to be included in subsequently filed documents will be incorporated herein by reference in reliance upon the reports pertaining to such consolidated financial statements of such independent accountants as are the Company's auditors from time to time (to the extent covered by consents filed with the Commission) and upon the authority of such accountants as experts in auditing and accounting.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

  Diagnostic Health Services, Inc. (the "Company") hereby incorporates by reference into this Registration Statement the following documents heretofore filed by the Company with the Securities and Exchange Commission (the "Commission") (File No. 0-21758) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

    (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996;

    (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1996, consisting of (i) the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1997 and June 30, 1997, (ii) the Company's Current Reports on Form 8-K dated April 4, 1997 and May 2, 1997, (iii) Amendment No. 1 on Form 8-K/A-1 to the Company's Current Report on Form 8-K dated April 4, 1997, and (iv) Amendment No. 1 on Form 8-K/A-1 to the Company's Current Report on Form 8-K dated May 2, 1997; and

    (c) The description of the Company's common stock, par value $.001 per share (the "Common Stock"), contained in the Company's Registration Statement on Form 8-A, dated May 11, 1993, filed under Section 12 of the Exchange Act, including any subsequent amendment or any report or other filing with the Commission updating such description.

  In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

  Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

  The validity of the Common Stock to which this Registration Statement relates will be passed upon for the Company by Greenberg Traurig Hoffman Lipoff Rosen & Quentel, New York, New York ("Greenberg Traurig"). Shahe Sinanian, a shareholder of Greenberg Traurig, serves as the Secretary of the Company.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145(a) of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

  Section 145(b) of the General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards as set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

  Section 145 of the General Corporation Law further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of such person against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under such Section 145.

  Section 102(b)(7) of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for monetary damages for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase or redemption which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company's Certificate of Incorporation contains such a provision.

  Article Ninth of the Company's Certificate of Incorporation eliminates the personal liability of directors and/or officers to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such elimination of the personal liability of a director and/or officer of the Company does not apply to (i) any breach of such person's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) actions prohibited under Section 174 of the General Corporation Law (i.e., liabilities imposed upon directors who vote for or assent to the unlawful payment of dividends, unlawful repurchases or redemption of stock, unlawful distribution of assets of the Company to the stockholders without the prior payment or discharge of the Company's debts or obligations, or unlawful making or guaranteeing of loans to directors and/or officers), or (iv) any transaction from which the director derived an improper personal benefit. In addition, Article Tenth of the Company's Certificate of Incorporation and
Article IV of the Company's By-Laws provide that the Company shall indemnify its corporate personnel, directors and officers to the fullest extent permitted by the General Corporation Law, as amended from time to time.

  The Company has in force an insurance policy under which its directors and officers are insured, with limits of $5,000,000 per occurrence and $5,000,000 in the aggregate, against certain expenses in connection with the defense of such actions, suits or proceedings to which they are parties by reason of being or having been directors or officers of the Company.

  The Company and its officers, directors and other persons are entitled to be indemnified under certain circumstances for certain securities law violations in accordance with the provisions of an underwriting agreement dated June 6, 1996 (the "Underwriting Agreement"), by and among the Company, certain selling shareholders named in Schedule II to the Underwriting Agreement, and Rodman & Renshaw, Inc., as representative of the several underwriters named in Schedule I to the Underwriting Agreement.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company as disclosed above, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

  The restricted securities to be reoffered and resold pursuant to this Registration Statement were issued in transactions exempt from registration pursuant to Section 4(2) of the Securities Act. Each such transaction involved the issuance of shares of Common Stock pursuant to the exercise of options granted under the Plans to persons who were officers, employees or directors of the Company and who had access to material information with respect to the Company.

ITEM 8. EXHIBITS.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  4.1    Specimen Form of Common Stock Certificate.
  4.2    1992 Stock Option Plan.
  4.3    1995 Incentive Stock Option Plan.
  4.4    1995 Non-Qualified Stock Option Plan.
  4.5    1997 Non-Qualified Stock Option Plan.
  5.1    Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel.
 23.1    Consent of Simonton, Kutac & Barnidge, LLP.
         Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel (contained
 23.2    in Exhibit 5.1).
 25.1    Power of Attorney (included as part of the signature page to this
         Registration Statement and incorporated herein by reference).

ITEM 9. UNDERTAKINGS.

  (a) The Company hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission Pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the annual report of the employee benefit plans pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 31, 1997.

                                          Diagnostic Health Services, Inc.


                                          By: /s/ Max W. Batzer
                                             __________________________________
                                             Max W. Batzer
                                             Chairman of the Board
                                             and Chief Executive Officer

                               ----------------

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Max W. Batzer and Brad A. Hummel, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

                               ----------------

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                      CAPACITY               DATE

          /s/ Max W. Batzer            Chairman of the        October 31, 1997
_____________________________________  Board and Chief
            MAX W. BATZER              Executive Officer
                                       (principal executive officer)

      /s/ Christopher L. Turner        Chief Financial        October 31, 1997
_____________________________________  Officer
        CHRISTOPHER L. TURNER          (principal financial
                                       and accounting
                                       officer)

         /s/ Brad A. Hummel            President, Chief       October 31, 1997
_____________________________________  Operating Officer
           BRAD A. HUMMEL              and Director

        /s/ Thomas M. Sestak           Director               October 31, 1997
_____________________________________
          THOMAS M. SESTAK

           /s/ Bo W. Lycke             Director               October 31, 1997
_____________________________________
             BO W. LYCKE

                                 EXHIBIT INDEX

 EHIBITX
  UMBERN                                           DESCRIPTION
-------                                            -----------
    4.1    Specimen Form of Common Stock Certificate.
    4.2    1992 Stock Option Plan.
    4.3    1995 Incentive Stock Option Plan.
    4.4    1995 Non-Qualified Stock Option Plan.
    4.5    1997 Non-Qualified Stock Option Plan.
    5.1    Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel.
   23.1    Consent of Simonton, Kutac & Barnidge, LLP.
   23.2    Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel (contained in Exhibit 5.1).
   25.1    Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference).

--------
All exhibits are filed herewith electronically.